EXHIBIT 23.1

                                        CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in each Prospectus constituting part of the Registration Statement on Form S-3 of Medtronic, Inc. of our report dated May 22, 1995 which appears on page 38 of the 1995 Annual Shareholder Report of Medtronic, Inc., which is incorporated by reference in Medtronic, Inc.'s Annual Report on Form 10-K for the fiscal year ended April 30, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule which appears on page 11 of such Annual Report on Form 10-K.



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP



Minneapolis, Minnesota
March 6, 1996